Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-4 of NCL Corporation Ltd. of our report dated February 24, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidating financial information as included in Note 11, as to which the date is May 13, 2010, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of NCL Corporation Ltd., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Miami, Florida

May 13, 2010